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Exhibit (a)(1)(D)

        U.S. OFFER TO PURCHASE FOR CASH
All Outstanding American Depositary Shares and
All Ordinary Shares and Warrants held by U.S. Holders
of
ILOG S.A.
(ADS CUSIP: 452360100; ADS ISIN: US4523601007;
Share ISIN: FR0004042364)
Pursuant to the U.S. Offer to Purchase dated October 14, 2008 by
CITLOI S.A.S.,
an indirect wholly-owned subsidiary of
INTERNATIONAL BUSINESS MACHINES CORPORATION

        THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON NOVEMBER 17, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

October 14, 2008

To Our Clients:

        Enclosed for your consideration are a U.S. Offer to Purchase (the "Offer to Purchase"), dated October 14, 2008 and the related ADS letter of transmittal in connection with the offer by CITLOI S.A.S. ("Purchaser"), a société par actions simplifiée organized under the laws of the Republic of France and an indirect wholly-owned subsidiary of International Business Machines Corporation, a New York corporation, to purchase for cash: (a) all outstanding American depositary shares ("ADSs"), each representing one ordinary share, of ILOG S.A. ("ILOG"), a société anonyme organized under the laws of the Republic of France, in the U.S. dollar equivalent of €10.00 net per ADS, (b) all outstanding ordinary shares, nominal value €1.00 each ("Shares"), issued by ILOG and held by U.S. holders (including any dividend payable for the fiscal year ended June 30, 2008), in an amount of €10.00 net per Share, and (c) all outstanding warrants held by U.S. holders, in an amount of €0.50 net per warrant issued by ILOG on December 16, 2003 with an exercise price of 10.45 euros (the "2003 Warrants no 1"), €0.50 net per warrant issued by ILOG on December 16, 2003 with an exercise price of 10.99 euros (the "2003 Warrants no 2"), €0.65 net per warrant issued by ILOG on November 30, 2004 ("2004 Warrants"), €0.50 net per warrant issued by ILOG on November 29, 2005 ("2005 Warrants"), €0.83 net per warrant issued by ILOG on November 30, 2006 ("2006 Warrants") and €1.93 net per warrant issued by ILOG on November 29, 2007 ("2007 Warrants") (collectively, the "Warrants"), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related ADS letter of transmittal and the related forms of acceptance for Shares and Warrants (which, as amended or supplemented from time to time, constitute the "U.S. Offer").

        Terms used in this document to the extent not defined herein shall have the same meaning as in the Offer to Purchase.

        We are (or our nominee is) the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us and pursuant to your instructions. The ADS letter of transmittal is furnished to you for your information only and cannot be used to tender ADSs held by us for your account.

        We request instructions as to whether you wish to tender any of or all the ADSs held by us for your account, pursuant to the terms and conditions set forth in the Offer to Purchase.

        1.     In the U.S. Offer, Purchaser offers to purchase all outstanding ADSs for cash in the U.S. dollar equivalent of €10.00 net per ADS. Purchaser also offers to purchase all outstanding Shares (including any dividend payable for the fiscal year ended June 30, 2008) and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")), for cash in an amount of €10.00 net per Share, €0.50 net per 2003 Warrant no 1, €0.50 net per 2003 Warrant no 2, €0.65 net per 2004 Warrant, €0.50 net per 2005 Warrant, €0.83 net per 2006 Warrant, and €1.93 net per 2007 Warrant.

        2.     Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Securities validly tendered and not properly withdrawn prior to the Expiration Date. The term "Expiration Date" means 12:00 noon, New York City time, on November 17, 2008, unless Purchaser, in its sole discretion, has extended the initial period of time during which the U.S. Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the U.S. Offer, as so extended, shall expire.

        3.     The U.S. Offer is being made on substantially the same terms as an offer for all Shares and Warrants being made in France (the "French Offer" and, together with the U.S. Offer, the "Offers"). However, the U.S. Offer is made to U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) of Shares and Warrants, and to holders of ADSs, wherever located, while the French Offer is made to holders of Shares and Warrants in France. In addition, holders tendering Shares and Warrants in the Offers will be paid in euros, while holders tendering ADSs in the U.S. Offer will be paid in U.S. dollars. The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs and Treasury Shares) and Warrants that represent at least 66.67% of ILOG's share capital and voting rights on a fully-diluted basis (the "Minimum Tender Condition"). The Offers are additionally subject to the clearance of the acquisition of ILOG by the European Commission under Article 6(1)(b) of the European Union Council Regulation (EEC) No. 139/2004.

        4.     The U.S. Offer and withdrawal rights will expire at 12:00 noon, New York City Time, on November 17, 2008, unless the U.S. Offer is extended. Purchaser intends that the U.S. Offer and the French Offer will expire simultaneously. If Purchaser extends the U.S. Offer, Purchaser will inform Wells Fargo Bank, N.A., the receiving agent for the ADSs (the "Receiving Agent") in the U.S. Offer, of that fact and will make a public announcement of the extension, by no later than 9:00 a.m., New York City time, on the next business day after the U.S. Offer was previously scheduled to expire.

        5.     Payment for ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) certificates evidencing the tendered ADSs or a timely book-entry confirmation of a book-entry transfer of such ADSs into the Receiving Agent's account at the Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase under "THE TENDER OFFER—3. Procedures for Accepting this Offer and Tendering Securities—ADSs held in book-entry form", (b) a properly completed and duly executed ADS letter of transmittal (or fascimile thereof with an original manual signature), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, as defined in the Offer to Purchase under "THE TENDER OFFER—3. Procedures for Accepting this Offer and Tendering Securities—ADSs held in book-entry form", and (c) any other documents required by the ADS letter of transmittal.

        6.     If the Offers are successful, Purchaser will be deemed to have accepted for payment all Securities validly tendered and not properly withdrawn on the Expiration Date, as set forth in the final results of the Offers published in France by the French Autorité des marchés financiers (the "AMF"). Under no circumstances will interest be paid on the purchase price of Securities, regardless of any delay in payment for such Securities. In case any Securities validly tendered are not accepted for payment pursuant to the terms and conditions of the U.S. Offer, Purchaser will cause these Securities to be returned as soon as practicable following the announcement of the termination of the Offers, or the publication by the AMF of the results of the Offers, as the case may be.

        7.     In the event that the Offers are successful, Purchaser expects the cash consideration to be delivered to the tendering holders of Securities following the publication by the AMF of the final results of the Offers. If the Offers are consummated, the final settlement date for the Offers is expected to be up to twelve to fifteen French Trading Days following the Expiration Date. Similarly, in the event of a Subsequent Offering Period, settlement is expected to occur within approximately twelve to fifteen French Trading Days following the expiration of that Subsequent Offer Period. With respect to tendered ADSs only, the cash consideration will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar against the euro in the North American trading session on the date on which funds are received by the Receiving Agent to pay for the ADSs, which is anticipated to be up to approximately twelve to fifteen French Trading Days following the Expiration Date.

        8.     Holders of ADSs who fail to complete and sign the Substitute Form W-9 may be subject to U.S. Federal income tax backup withholding at a rate of 28%. See Instruction 14 of the ADS letter of transmittal.

        9.     If you wish to have us tender any or all of the ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender the ADSs on your behalf prior to the expiration of the U.S. Offer.

        10.   The U.S. Offer is made solely by the Offer to Purchase and is being made to all U.S. holders of Shares and Warrants and all holders of ADSs. The U.S. Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares, Warrants and ADSs in any jurisdiction in which the making or acceptance of the U.S. Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction of the United States where the securities or blue-sky laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed made on behalf of Purchaser by UBS Securities LLC, the dealer manager for the U.S. Offer. An envelope in which to return your instructions to us is enclosed.

INSTRUCTIONS WITH RESPECT TO THE
U.S. OFFER TO PURCHASE FOR CASH
All Outstanding American Depositary Shares and
All Ordinary Shares and Warrants held by U.S. Holders
of
ILOG S.A.
Pursuant to the U.S. Offer to Purchase dated October 8, 2008 by
CITLOI S.A.S.,
an indirect wholly-owned subsidiary of
INTERNATIONAL BUSINESS MACHINES CORPORATION

        The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated October 14, 2008 (the "Offer to Purchase"), and the related ADS letter of transmittal, pursuant to an offer by CITLOI S.A.S. to acquire all the issued and outstanding American depositary shares ("ADSs") of ILOG S.A., upon the terms and subject to the conditions of the Offer to Purchase and the related ADS letter of transmittal.

        This will instruct you to tender the number of ADSs indicated below (or, if no number is indicated below, all ADSs) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related ADS letter of transmittal.

        The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any ADSs submitted on my behalf to Wells Fargo Bank, N.A., the receiving agent (the "Receiving Agent") for the ADSs, will be determined by CITLOI S.A.S. and such determination shall be final and binding.

Number of ADSs to be Tendered*

Dated:                , 2008

  SIGN HERE

Signature(s)
Please Print Name
Address
Area Code and Telephone Number
Tax Identification or Social Security Number(s)

* Unless otherwise indicated, you are deemed to have instructed us to tender all ADSs held by us for your account.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM OR OTHER NOMINEE MAINTAINING YOUR ACCOUNT.

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  Exhibit (a)(1)(D)